Exhibit 10.8

Presbia Holdings

Restricted Stock Grant Notice

Presbia Holdings (the “Company”), pursuant to its Stock Plan, as amended (the “Plan”), hereby grants to the grantee listed below (“Grantee”) an Award of Restricted Stock for the number of Ordinary Shares of the Company, par value U.S. $0.0001 (the “Ordinary Shares”), set forth below. The Restricted Stock is subject to all of the terms and conditions set forth herein and in the Restricted Stock Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Plan attached hereto as Exhibit B, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Restricted Stock Grant Notice (the “Grant Notice”).

Grantee’s Name: Zohar Loshitzer

Grant Date: October 21, 2013

Total Number of shares of Restricted Stock: 1,000,000

Vesting Schedule: 100% of the shares of Restricted Stock shall vest, and the Restricted Period (as defined in the Restricted Stock Agreement) with respect thereto shall lapse, on the earlier of (i) the third anniversary of the Grant Date, or (ii) in the event of an IPO (as defined in the Restricted Stock Agreement), upon the expiration of the IPO Lock-Up Restriction (as defined in the Restricted Stock Agreement).

Notwithstanding anything contained in the Restricted Stock Agreement or the Plan to the contrary (including, without limitation, the forfeiture and reacquisition provisions of Section 5 of the Restricted Stock Agreement, which shall not apply), the shares of Restricted Stock granted hereunder shall continue to vest, and the Restricted Period with respect thereto shall continue to lapse, following the Grantee’s Termination of Employment; provided however, that no shares of Restricted Stock for which the Restricted Period has not lapsed may vest following the Grantee’s Termination of Employment for Cause and all such shares shall be forfeited and transferred to and reacquired by the Company or a Subsidiary in accordance with Section 5 of the Restricted Stock Agreement.

By Grantee’s signature below, Grantee agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Grantee has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan.

Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under or relating to the Plan, this Grant Notice or the Restricted Stock Agreement.

Presbia Holdings		Zohar Loshitzer

By	/s/ Richard Ressler	/s/ Zohar Loshitzer
Title:

Attachments: Restricted Stock Agreement (Exhibit A) and Stock Plan (Exhibit B).

Exhibit A

Presbia Holdings

Restricted Stock Agreement

October 21, 2013

This is a Restricted Stock Agreement (the “Agreement”) between Presbia Holdings (the “Company”) and the individual who has executed this Agreement above the signature line “Signature of Grantee” (the “Grantee”). This Agreement is made pursuant to the Company’s Stock Plan, as amended (the “Plan”). Capitalized terms used but not defined in this Agreement have the same definitions ascribed to such terms in the Plan.

Terms and Conditions

The Company and the Grantee agree as follows:

1. Grant. The Company hereby grants Grantee the number of Ordinary Shares of the Company, par value U.S. $0.0001 (the “Ordinary Shares”) set forth in the Restricted Stock Grant Notice to which this Agreement is attached (the “Grant Notice”), subject to the terms and conditions set forth in this Agreement and the provisions of the Plan (such Ordinary Shares, as and while subject to the restrictions set forth in Sections 4 and 5 below, the “Restricted Stock”).

2. Vesting. Except as otherwise provided in this Agreement or the Plan, each share of Restricted Stock shall become vested, and the restrictions applicable to the share of Restricted Stock under Sections 4 and 5 below shall lapse, over a period commencing on the Grant Date and ending on the applicable vesting date in respect of such share of Restricted Stock specified in the vesting schedule set forth in the Grant Notice (such period, the “Restricted Period”); provided, however, that, subject to the provisions of the Plan, no shares of Restricted Stock shall vest following Grantee’s Termination of Employment.

3. Change of Control. Grantee’s rights upon a Change of Control are set forth in Section 5.4(f) of the Plan.

4. Restrictions. Shares of Restricted Stock shall be subject to acquisition by the Company and may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period and any attempt to do so shall be null and void and without effect. One or more share certificates representing the shares of Restricted Stock shall be registered in Grantee’s name promptly following the execution of this Agreement and shall bear a legend making appropriate reference to the transfer restrictions and forfeiture conditions imposed hereunder. Share certificates for the shares of Restricted Stock shall be held in escrow by the Company or its transfer agent until the restrictions with respect to such shares of Restricted Stock lapse in accordance with the provisions of Section 2 above or until such shares of Restricted Stock are forfeited pursuant to Section 5. Share certificates for Restricted Stock shall be delivered to Grantee only when and to the extent that the restrictions with respect to such Restricted Stock lapse in accordance with the provisions of Section 2 above.

5. Forfeiture. Upon Grantee’s Termination of Employment for any reason prior to the expiration of the Restricted Period for any shares of Restricted Stock, the remaining shares of Restricted Stock for which the Restricted Period has not lapsed (after taking into account the provisions of Section 3 above) shall thereupon be forfeited by Grantee and transferred to, and reacquired by the Company or a Subsidiary at no cost to the Company or Subsidiary.

6. Ownership. During the Restricted Period, Grantee shall possess all incidents of ownership of the shares of Restricted Stock, subject to the restrictions set forth in Sections 4 and 5 above, including the right to receive dividends with respect to such shares and the right to vote such shares; provided that, any cash or share dividends with respect to shares of Restricted Stock shall be withheld by the Company for Grantee’s account, shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate and shall be paid or delivered to Grantee as and when the foregoing restrictions on the shares of Restricted Stock to which such dividends relate lapse (without the accrual or payment of interest on any cash dividends so withheld).

7. Shareholders Agreement. Simultaneous with Grantee’s execution and delivery of this Agreement, Grantee shall execute and deliver to the Company a deed of adherence to the Shareholders Agreement among the Company’s shareholders in the form annexed as Exhibit A hereto.

8. Securities Matters. Regardless of whether the offering and sale of shares of Restricted Stock pursuant to this Agreement and the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Ordinary Shares (including the placement of appropriate legends on share certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

9. Investment Purpose. Grantee represents and warrants that unless the shares of Restricted Stock are registered under the Securities Act, any and all Ordinary Shares acquired by Grantee under this Agreement will be acquired for investment for Grantee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Ordinary Shares within the meaning of the Securities Act. Grantee agrees not to sell, transfer or otherwise dispose of such shares unless they are either (i) registered under the Securties Act and all applicable state securities laws, or (ii) exempt from such registration in the opinion of Company counsel.

10. Lock-Up Agreement. Grantee agrees during the period beginning on the date of the applicable underwriting agreement and continuing for 180 days following the consummation of the first underwritten public offering of the equity securities of the Company (or any of its subsidiaries, affiliates or successors) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission (the “IPO”), upon request of the Company or the underwriters managing the offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any equity securities of the same class registered in the IPO without the prior written consent of the Company and such underwriters (such 180 day period, the “IPO Lock-Up Restriction”).

11. Tax Withholding. Grantee acknowledges the tax withholding requirements described in Section 9.4 of the Plan.

12. Section 83(b) Election. Grantee may file an election pursuant to Section 83(b) of the Code with the Internal Revenue Service within 30 days of the execution of this Agreement to be taxed currently on the fair market value of the shares of Restricted Stock on the date of issuance. Absent such an election, taxable income will be measured and recognized by Grantee at the time or times at which the forfeiture restrictions on the Restricted Stock lapse. GRANTEE ACKNOWLEDGES THAT IT IS NOT THE COMPANY’S RESPONSIBILTY, BUT RATHER IS GRANTEE’S SOLE RESPONSIBILITY, TO FILE TIMELY AND PROPERLY THE ELECTION UNDER SECTION 83(b) AND UNDER ANY CORRESPSONDING PROVISIONS OF STATE TAX LAWS IF GRANTEE ELECTS TO UTILIZE SUCH ELECTION. If Grantee files an election under Section 83(b) of the Code, Grantee shall submit to the Company a copy of the election within ten (10) days of filing such election.

13. No Right to Continued Employment or Service. Grantee acknowledges the provisions set forth in Section 4.2 of the Plan.

14. The Plan Controls. This Agreement does not undertake to express all conditions, terms and provisions of the Plan. The grant of Restricted Stock is subject in all respects to all of the requirements (including, without limitation, tax withholding), restrictions, limitations and other terms and provisions of the Plan, which, by this reference, are incorporated herein to the same extent as if copied verbatim. This Agreement will be governed by and construed in accordance with the Plan. If any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement occurs, the provisions of the Plan will be controlling and determinative.

15. Severability. If any one or more of the provisions contained in this Agreement or the Grant Notice are invalid, illegal or unenforceable, the other provisions of this Agreement or the Grant Notice, as the case may be, will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective successors, permitted assigns, heirs, beneficiaries and representatives.

17. Notices. Notices and communications under this Agreement must be in writing and delivered personally, by overnight courier, or by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Presbia Holdings

8845 Irvine Center Drive

Suite 100

Irvine, CA 92618

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

Presbia Holdings

By	/s/ Richard Ressler
Title:

Zohar Loshitzer

/s/ Zohar Loshitzer
Signature of Grantee